EXHIBIT 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

HYPERSCALE NEXUS HOLDING CORPORATION, hyperscale nexus merger sub, Inc.

AND

AMERICAN CANNABIS COMPANY, INC.

DATED AS OF OCTOBER 30, 2023

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") is made as of October 30, 2023, by and between HyperScale Nexus Holding Corporation, a Nevada corporation ("HyperScale"), HyperScale's wholly owned subsidiary, HyperScale Nexus Merger Sub, Inc. ("HyperScale Merger Sub") (collectively, "HyperScale Entities"), and American Cannabis Company, Inc., a Delaware corporation, and, immediately prior to the Closing of the Agreement and Plan of Merger, and this Agreement, an indirect wholly owned subsidiary of HyperScale ("ACC"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them Article I. HyperScale, HyperScale Merger Sub, and ACC may be collectively referred to as the "Parties."

WHEREAS, on September 5, 2023, the respective boards of directors of HyperScale, HyperScale Merger Sub, and ACC approved the entry into an Agreement and Plan of Merger ("Transaction"). Form 8-K was filed with the U.S. Securities and Exchange Commission ("SEC"). On September 5, 2023, a majority of ACC's shareholders eligible to vote approved a written consent to endorse entry into the Transaction. Form 8-K was filed with the SEC.

WHEREAS the Transaction is pending closing. The Parties determined that it is in their respective best interests to separate ACC's Business as a wholly owned subsidiary of HyperScale immediately at the Closing of the Transaction.

WHEREAS, This Agreement is entered into in conjunction with the Agreement and Plan of Merger, dated as of September 5, 2023. The Parties acknowledge and agree that the transactions contemplated by this Agreement are intended to be completed immediately subsequent to, and are conditioned upon, the closing of the transactions contemplated by the Agreement and Plan of Merger (the " Closing"). The effectiveness of this Agreement is expressly conditioned upon the immediate occurrence of the Merger Closing. Should the Merger not be consummated or should the Merger Agreement be terminated for any reason in accordance with its terms prior to the Effective Time, this Agreement shall automatically become null and void, and neither Party shall have any obligations or liabilities hereunder, except as otherwise explicitly stated in the Merger Agreement.

WHEREAS, in furtherance of the foregoing, the Parties determined that it is appropriate and desirable for HyperScale, HyperScale Merger Sub, and ACC to enter into a series of transactions in the manner provided in this Agreement, whereby ACC, immediately after the Closing of the Share Exchange agreed to in the Agreement and Plan of Merger, will immediately separate from HyperSale and will cease and no longer be a wholly owned subsidiary of HyperScale, with ACC separately and privately owning all of its Assets and assuming or retaining all of its Liabilities directly or indirectly, completely separate from HyperScale. All prior business relationships between HyperScale and ACC shall be fully terminated, as is more fully described in this Agreement and the Agreement and Plan of Merger, particularly referencing and including Section 6.6.

WHEREAS, in furtherance of the foregoing, the Boards of Directors of HyperScale, HyperScale Merger Sub, and ACC have determined that it is in the respective best interests of the Parties and their respective stockholders to enter into a transaction in the manner provided in this Agreement whereby the HyperScale Merger Sub will exchange all of its outstanding equity, consisting of 1,000 shares of authorized common stock, par value $0.001 per share. (the “Sub Shares”), to ACC, in exchange for 571,343 proposed shares of post-exchange common stock, par value $0.00001 per share, ACC (the “Exchange Shares”) for return to the treasury, on the terms and subject to the conditions set forth herein (the “Exchange”); (the "Distribution").

WHEREAS, the Distribution and certain related transactions, taken together, are intended to qualify as a reorganization under Sections 355 and 368 of the Code for U.S. federal income tax purposes and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to affect the Separation and the Exchange and Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of HyperScale, HyperScale Merger Sub, ACC and their respective Subsidiaries, following the Exchange and Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, HyperScale, HyperScale Merger Sub, and ACC hereby agree as follows:

Article I. Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

"AAA Commercial Arbitration Rules" has the meaning set forth in Section 10.3(a).

"ACC Assets" means:

(i) All issued and outstanding capital stock or other equity interests in ACC.

(ii) All assets of ACC included or reflected on the Reference Balance Sheet, subject to any dispositions of such Assets subsequent to the Balance Sheet Date, provided that the amounts set forth on the Reference Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of ACC Assets pursuant to this clause (ii);

(iii) all Assets of ACC as of the Effective Time that are of a nature or type that would have been reflected on the combined balance sheet of the "Surviving Company" (as such term is used in the Agreement and Plan of Merger and the Reference Balance Sheet) or any notes or sub-ledgers thereto as of the Effective Time (were such balance sheet, notes, and sub-ledgers to be prepared on a basis consistent with the determination of the Assets included on the Reference Balance Sheet), it being understood that (x) the Reference Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of ACC Assets pursuant to this subclause (iii); and (y) the amounts set forth on the Reference Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of ACC Assets pursuant to this subclause (iii);

(iv) all Assets of ACC as of the Effective Time that are expressly provided by this Agreement, the Agreement and Plan of Merger, or any Related Agreement as Assets to be transferred to ACC.

(v) all Contracts to which ACC is a Party as of the Effective Time;

(vi) all Assets of ACC as of the Effective Time that are exclusively related to the ACC Business.

(vii) all Intellectual Property owned by or registered to ACC; and

(viii) all Assets set forth on Schedule A.

Notwithstanding the foregoing, the ACC Assets shall not in any event include any Asset referred to in clauses (i) through (iv) of "HyperScale Assets."

"ACC Assumed Transaction Liabilities" means any and all Liabilities arising from, relating to, or derivative of any Action, whether commenced prior to, on or subsequent to the Effective Time, with respect to the Separation or Distribution made or brought by any Person against any ACC arising from, relating to, or derivative of allegations including but not limited to (i) of breach of fiduciary duty by one or more of the members of ACC's Board of Directors or (ii) that one or more statements made in, or one or more omissions from, the ACC Registration Statement, the Information Statement (as amended or supplemented if ACC shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than with respect to the matters described in Section 10.3.(c), violated one or more federal or state securities laws.

"ACC Business" means the businesses and operations of ACC, as more fully described in the ACC Registration Statement and ACC's filings with the Securities and Exchange Commission. Solely with respect to "ACC Business" and for purposes of Section 5.8 (Privileged Matters), Section 8.1 (Control of Legal Matters; Future Litigation), Section 9.2 (Indemnification by ACC) and determining whether a "Stockholding Change" has occurred and for no other purpose, ACC shall also include any other Persons that Control, are Controlled by or under common Control with ACC and shall exclude HyperScale Entities.

"ACC Common Stock" means the shares of common stock, par value $0.00001 per share, of ACC.

"ACC Entities" means, collectively, ACC, any ACC subsidiary, and all other Persons that are or hereafter become a Subsidiary of ACC.

"ACC Indemnified Party" has the meaning set forth in Section 9.3.

"ACC Liabilities" means:

(i) all Liabilities included or reflected on the Reference Balance Sheet, subject to any discharge of such Liabilities subsequent to the Balance Sheet Date (including all Liabilities under outstanding purchase orders relating to ACC, and, for the avoidance of doubt, all Liabilities relating to, arising out of or resulting from ACC's Business.

(ii) all Liabilities as of the Effective Time that is of a nature or type that would have been reflected on the combined balance sheet of the "Company" (as such term is used in the Reference Balance Sheet) or any notes or sub-ledgers thereto as of the Effective Time (were such balance sheet, notes and sub-ledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Reference Balance Sheet ), it being understood that (x) the Reference Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of ACC Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the Reference Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of ACC Liabilities pursuant to this subclause 00;

(iii) all Liabilities relating to, arising out of or resulting from (A) the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the ACC Business, the ACC Liabilities, the ACC Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Effective Time and any Liabilities relating to, arising out of or resulting from the items set forth on Schedule B), (B) any actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of a ACC Entity or (C) all ACC Litigation Matters;

(iv) all Liabilities relating to, arising out of, or resulting from the actions, inactions, events, omissions, conditions, facts, or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from any ACC Financing;

(v) any and all Liabilities that are expressly provided by this Agreement, the Agreement and Plan of Merger, or any Related Agreement (or the exhibits, schedules, and appendices hereto or thereto) as Liabilities to be assumed by ACC or any other ACC Entity and all agreements and obligations of any ACC Entity under this Agreement or any of the Related Agreements.

(vi) any Liabilities for which HyperScale Entities are entitled to indemnification from the ACC Entities pursuant to Section 6.6 of the Agreement and Plan of Merger.

(vii) any ACC Assumed Transaction Liabilities.

(viii) all obligations with respect to ACC's Personnel and employees (and such individual Personnel's dependents, beneficiaries, employees, alternate payees and alternate recipients, as applicable under any Benefit Plan), including accrued but unpaid salaries, wages, overtime, and bonuses/incentives, including, without limitation, any incentive programs and the related payroll taxes; Liabilities for accrued but unpaid vacation, illness and other approved leaves of absence; Liabilities for insurance and pension contributions to multi-employer plans, if any, pursuant to the terms of any applicable collective bargaining agreement; any Liabilities and requirements under COBRA; and any Liabilities arising out of or relating to the employment, service, termination (or alleged termination) of employment or termination (or alleged termination) of service of any such employee or Personnel; and

(ix) all Liabilities for claims made by any Third Party (but including directors, officers, employees, or agents of any ACC acting in their individual capacities and not in their official capacities) against any ACC Entity to the extent relating to, arising out of, or resulting from, the ACC Business, the ACC Liabilities or the ACC Assets.

Notwithstanding the foregoing, the Liabilities relating to, arising out of, or resulting from the Actions set forth on Schedule D shall not in any event be HyperScale Entity Liabilities but instead shall be ACC Liabilities.

"ACC Litigation Matters" means such Actions that primarily relate to, arise out of, or result from the ACC Business, the ACC Liabilities, the ACC Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Effective Time and any Liabilities relating to, arising out of or resulting from the items set forth on Schedule B) or any actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of a ACC Entity, but in each case excluding the Actions set forth on Schedule D.

"ACC Registration Statement" means the registration statement on Form S-4 filed by ACC with the SEC to affect the registration of Transaction Common Stock pursuant to the Exchange Act in connection with the Agreement and Plan of Merger, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.

"Action" means any written demand, claim, counterclaim, action, dispute, suit, arbitration, inquiry, subpoena, proceeding, or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, or otherwise), in each case, by or before any federal, state, local, foreign, or international Governmental Authority or any arbitration or mediation tribunal.

"Affiliate" means (solely for purposes of this Agreement and for no other purpose) (i) with respect to ACC, its Subsidiaries, and (ii) with respect to HyperScale and HyperScale Merger Sub, its Subsidiaries; provided, however, that except where the context indicates otherwise, only for purposes of this Agreement and for no other purpose, from and after the Effective Time (1) no HyperScale Entity shall be deemed to be an Affiliate of any ACC Entity and (2) no ACC shall be deemed to be an Affiliate of any HyperScale Entity.

"Agreement" has the meaning set forth in the Preamble.

"Applicable Law" means all applicable laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local, and other governmental units (whether domestic or foreign) that have jurisdiction in the given circumstances.

"Assets" means, with respect to any Person, the assets, properties, claims, and rights (including goodwill) of such Person, wherever located (including in possession of vendors or other Persons or elsewhere), of every kind, character, and description, whether tangible or intangible, real, personal or mixed, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(i) all accounting and other Records, whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape, electronic or any other form.

(ii) all apparatus, computers and other electronic data processing and communications equipment, fixtures, electronic kiosks, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property.

(iii) all inventories of materials, parts, raw materials, components, supplies, work-in-process, and finished goods and products.

(iv) all Real Property Assets.

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures, or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person, and all rights as a partner, joint venturer, or participant.

(vi) all licenses and leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products, and other Contracts, agreements, or commitments and all rights arising thereunder.

(vii) all deposits, letters of credit, and performance and surety bonds.

(viii) all written (including in electronic form) or oral technical Information, data, specifications, research and development Information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties.

(ix) all Intellectual Property.

(x) all Software.

(xi) all Information.

(xii) all prepaid expenses, trade accounts, and other accounts and notes receivable.

(xiii) all rights under Contracts, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, and all claims, choses in action or similar rights, whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise.

(xiv) subject to Error! Reference source not found., all rights under insurance policies and all rights in insurance, indemnification, or contribution.

(xv) all licenses, permits, approvals, and authorizations that have been issued by any Governmental Authority and all pending applications, therefore.

(xvi) all cash or cash equivalents, bank accounts, lock boxes, and other deposit arrangements.

(xvii) all assets of any Benefit Plan sponsored or maintained by such Person; and

(xviii) all goodwill as a going concern and other intangible properties.

"Balance Sheet Date" means the date of the Reference Balance Sheet.

"Benefit Plan" means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any "employee benefit plan" (as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by such entity or to which such entity is a Party or under which such entity has any obligation.

"Business" means either the ACC Business or the HyperScale Business, as the context requires.

"Business Day" means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Applicable Law to remain closed in New York, New York.

"COBRA" means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code, as amended, and the regulations promulgated thereunder.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Common Privileges" has the meaning set forth in Section 5.8.

"Competitive Business" has the meaning set forth in Section 7.3.

"Competitor" means, solely for purposes of this Agreement and for no other purpose, each business entity that competes in any material respect with any Party and the Competitor Affiliates of each of them.

"Competitor Affiliates" means each Person that directly or indirectly, and by whatever means, Controls, is under common Control with, or is Controlled by, a Competitor.

"Confidential Information" means all Information, whether disclosed in oral, written, visual, electronic, or other form, that (i) a Party hereto, its Affiliates, or their Personnel (the "Disclosing Party") discloses to the other party, its Affiliates or their Personnel (the "Receiving Party"), (ii) relates to or is disclosed in connection with this Agreement (including pursuant to Section 6.1 and Section 6.2) or a party's or a party's Affiliate's business, and (iii) is designated as "confidential" by the Disclosing Party (in which event the Information is deemed to be Confidential Information) or is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party. The Disclosing Party's sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts, and analyses, as well as Information for which the Securities and Exchange Commission has granted confidential treatment pursuant to Rule 406 of Regulation C shall be deemed Confidential Information.

"Consents" means any consents, waivers, or approvals from, or notification requirements to, any Person other than a Governmental Authority.

"Contract" means each contract, agreement, lease, commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking.

"Control" (including the terms "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or other interests, as trustee, personal representative or executor, by contract, agreement, obligation, indenture, instrument, lease, promise, credit arrangement, release, warranty, commitment, undertaking or otherwise.

"Disclosing Party" has the meaning set forth in the definition of "Confidential Information."

"Disclosure Document" means any registration statement (including the ACC S-4 Registration Statement) filed with the SEC by or on behalf of any HyperScale Entity or ACC and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the ACC Entities or primarily relates to the transactions contemplated by this Agreement, the Agreement and Plan of Merger, or the Related Agreements.

"Dispute" has the meaning set forth in Section 10.1.

"Dispute Meeting" has the meaning set forth in Section 10.2(b).

"Dispute Notice" has the meaning set forth in Section 10.2(b).

"Dispute Resolution Committee" has the meaning set forth in Section 10.2(a).

"Distribution" has the meaning set forth in the Recitals.

"Distribution Agent" means Pacific Stock Transfer Company.

"Distribution Date" means the date of the consummation of the Distribution, which shall be determined by HyperScale in its sole and absolute discretion.

"Effective Time" means the time at which the Exchange and Distribution occur on the Distribution Date, which shall be deemed to be immediately with the Closing of the Agreement and Plan of Merger.

"Encumbrance" means any security interest, pledge, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, hypothecation, mortgage, lien, or encumbrance of any other nature, whether or not filed, recorded or otherwise perfected under Applicable Law.

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

"Good Faith" means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

"Governmental Approvals" means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

"Governmental Authority" means any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

"Group" means the HyperScale Entities or ACC, as the context requires.

"HyperScale Assets" means all Assets of the HyperScale Entities, other than ACC Assets, it being understood that the HyperScale Assets shall include:

(i) all Contracts or rights thereunder of any HyperScale Entity as of the Effective Time.

(ii) all Intellectual Property of any HyperScale Entity (specifically excluding any Intellectual Property described in clause (vii) of "ACC Assets"); and

(iv) all Assets set forth on Schedule C.

"HyperScale Board" has the meaning set forth in the Recitals.

"HyperScale Business" means (A) the businesses and operations of the HyperScale Entities and (B) any terminated, divested or discontinued businesses and operations of any HyperScale Entity or any of its predecessors; provided, however, that the HyperScale Business shall not include the ACC Business.

"HyperScale Common Stock" means the shares of common stock par value $0.001 per share.

"HyperScale Entities" means, collectively, HyperScale Nexus Holding Corporation and the HyperScale Nexus Merger Sub, Inc.

"HyperScale Indemnified Party" has the meaning set forth in Section 9.2.

"HyperScale Liabilities" means, without duplication, any and all Liabilities relating to, arising out of, or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or accrue, in each case before, at or after the Effective Time) of any HyperScale Entity, in each case that are not ACC Liabilities, including any and all Liabilities set forth on Schedule D.

"HyperScale Litigation Matters" means any and all Actions (i) that are primarily related to the HyperScale Assets, the HyperScale Liabilities or the HyperScale Business, (ii) in which any HyperScale Entity is a defendant, plaintiff or member of a class of plaintiffs that have been commenced on or before the Effective Time and are not primarily related to ACC Assets, ACC Liabilities ACC Business, (iii) in which any HyperScale Entity is a plaintiff that are filed after the Effective Time and relate to the subject matter of an Action in which any HyperScale Entity is a plaintiff or member of a class of plaintiffs that has been commenced on or prior to the Effective Time (for example, an Action commenced by any HyperScale Entity after such HyperScale Entity has opted out of a class action and determined to prosecute a claim outside of the class) or arising out of such Actions or relating thereto, but in each case excluding any ACC Litigation Matters and any Joint Litigation Matters or (iv) set forth on Schedule D.

"Implementation Documents" has the meaning set forth in Section 4.1.

"Indemnified Party" has the meaning set forth in Section 9.5(a).

"Indemnifying Party" has the meaning set forth in Section 9.5(a).

"Indemnity Payment" has the meaning set forth in Section 9.5(a).

"Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, formulations and specifications, quality records and reports, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product data and literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information, documents or data.

"Information Statement" means the information statement to be sent to each holder of shares of ACC in connection with the Exchange and Distribution, as filed with the SEC, as such information statement may be amended or supplemented from time to time prior to the Effective Time.

"Insurance Proceeds" means those monies (i) received by an insured or reinsured from an insurer or reinsurer, (ii) paid by an insurer or reinsurer on behalf of the insured or reinsured or (iii) received (including by way of set-off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including, retrospectively rated premium adjustments) and net of any self-insured retention, deductible or other form of self-insurance and net of any third Party costs or expenses incurred in the collection thereof.

"Intellectual Property" means all right, title and interest in or relating to intellectual property or industrial property, whether arising under the law of the United States or any other country or any political subdivision thereof or multinational laws or any other law, including, (i) patents, patent applications, and all divisionals, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions thereof and all rights to obtain such divisionals, continuations and continuations-in-part, reissues, reexaminations, renewals and extensions, and all utility models and statutory invention registrations and any other such analogous rights, (ii) trademarks, service marks, Internet domain names, trade dress, trade styles, logos, trade names, services names, brand names, corporate names, assumed business names and general intangibles and other source identifiers of a like nature, together with the goodwill associated with any of the foregoing, and all registrations and applications for registrations thereof, together with all renewals and extensions thereof and all rights to obtain such renewals and extensions, (iii) copyrights, mask work rights, database and design rights, moral rights and rights in Internet websites, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof and all rights to obtain such renewals, continuations, reversions and extensions and (iv) confidential and proprietary Information, including, trade secrets and know-how. "Intellectual Property" also includes all goodwill associated with Intellectual Property and the right to sue and recover at law or in equity for past, present and future infringement, misappropriation, dilution, violation or other impairment of such Intellectual Property and all license agreements (including, licenses from or to third parties in respect of Intellectual Property).

"Intercompany Accounts" means all intercompany receivables and payables between one or more of ACC, on the one hand, and one or more of the HyperScale Entities, on the other hand.

"Intercompany Agreements" means this Agreement, the Related Agreements, and the other agreements, arrangements, commitments, or understandings, whether or not in writing, between one or more of the ACC, on the one hand, and one or more of the HyperScale Entities, on the other hand.

"Internal Control Audit and Management Assessments" has the meaning set forth in Section 6.2.

"Internal Transactions" has the meaning set forth in Section 3.2.

"Joint Litigation Matter" means each Action (i) in which both ACC and a HyperScale Entity are named as defendants or in which one or more officers or directors of ACC and one or more officers or directors of any HyperScale Entity are named as defendants that is an ACC Assumed Transaction Liability or (ii) that primarily relates to, arises out of or results from ACC's Business, Liabilities, or Assets (including product returns and other product Liability, litigation matters that have been commenced on or before the Effective Time and any Liabilities relating to, arising out of or resulting from the items set forth on Schedule B) or any actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of ACC that HyperScale believes (in its sole and absolute discretion) the unfavorable resolution of which could have an adverse effect on any HyperScale Entity or any of its Businesses; provided that for the avoidance of doubt, none of the Actions set forth on Schedule D (or any Actions arising out of such Actions or relating thereto) shall be deemed Joint Litigation Matters.

"Liabilities" or "Liability" means with respect to any Person, any and all claims, debts, demands, actions, causes of action, suits, damages, costs, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements of such Person, including all contractual obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, reserved or unreserved, known or unknown, or determined or determinable, whenever arising and including those arising under any Applicable Law, rule, regulation, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include reasonable attorneys' fees, the costs and expenses of all demands, assessments, judgments, settlements, and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence.

"Marks" has the meaning set forth in Section 4.5.

"Mixed Account" means an account receivable or account payable, if any, relating to both the HyperScale Business and ACC.

"Mixed Contract" means any agreement to which either Party or any of its respective Subsidiaries and one or more third parties are a Party as of immediately prior to the Effective Time that inures to the benefit or burden of both the HyperScale Business and the ACC Business, other than those agreements that are described on Schedule E.

"Non-Solicit Period" has the meaning set forth in Section 7.1(a).

"Non-Compete Period" has the meaning set forth in Section 7.3.

"Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity, and any Governmental Authority.

"Personnel" means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants, or investment bankers), and other representatives, from time to time, of a Party and its Affiliates, provided that the Personnel of ACC shall not be deemed Personnel of the HyperScale Entities and the Personnel of the HyperScale Entities at the Closing.

"Real Property Assets" means all interests in real property of whatever nature, including easements, whether as owner, mortgagee, or holder of an Encumbrance in real property, lessor, sublessor, lessee, sublessee, licensor, licensee, sub licensor, sublicensee or otherwise.

"Receiving Party" has the meaning set forth in the definition of "Confidential Information."

"Record Date" shall mean the close of business on the date or the close of business on another date if determined by the HyperScale Board as the record date for determining holders of shares of HyperScale Common Stock entitled to receive ACC Common Stock pursuant to the Agreement and Plan of Merger Plan and Agreement for Exchange and Distribution.

"Records" means documents, files, and other books and records, including books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, Actions, and email files and backup tapes regarding any of the foregoing.

"Reference Balance Sheet" means the most recent balance sheet of ACC, including the notes thereto, included in the ACC Registration Statement prior to the Effective Time.

"Representatives" means Personnel, partners, members, counsel, investment advisors, third-Party contractors, and other representatives.

"Resolution Failure Date" has the meaning set forth in Section 10.2(b).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

"Separation" has the meaning set forth in Section 2.1.

"Shared Privileges" has the meaning set forth in Section 5.8(d).

"Software" means computer software, programs, databases, and applications, whether in source code, object code or other form, including operating software, network software, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all documentation related thereto.

"Stockholding Change" means the occurrence of any transaction or event (or series of any transactions or events), whether voluntary or involuntary, that results in ACC or material portion of ACC's Business or material portion of ACC's Assets Controlling, being Controlled by or under common Control with a Competitor.

"Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations, and other entities Controlled by a Person directly or indirectly through one or more intermediaries.

"Tax" or "Taxes" has the meaning set forth in the Tax Sharing Agreement.

"Third Party" means any Person that is not a Party hereto or an Affiliate of any Party hereto.

"Third Party Claim" has the meaning set forth in Section 9.8(a).

"Third Party Proceeds" has the meaning set forth in Section 9.5(a).

"Transferred Entity" means the entities set forth on Schedule F.

"Unresolved Disputes" has the meaning set forth in Section 10.2(b).

Article II. The Separation.

Section 2.1.       Pre-Exchange and Distribution.

(a)	Pre-Exchange and Distribution Reorganization.
(1)	On or prior to the Effective Time, ACC shall issue to HyperScale Entities, in an exchange of stock consistent with the Agreement and Plan of Merger, the number of shares of ACC Common Stock necessary to affect the share exchange, consistent with the Agreement and Plan of Merger.
(2)	HyperScale Entities shall issue to ACC in an exchange of stock consistent with the Agreement and Plan of Merger the number of shares of HyperScale Common Stock necessary to affect the share exchange, consistent with the Agreement and Plan of Merger.
(3)	HyperScale Merger Sub shall deliver to ACC for cancellation the stock certificates currently representing all the issued and outstanding shares of HyperScale Merger Sub, consistent with this Agreement, in exchange for approximately 571,343 proposed shares of post-exchange common stock, par value $0.00001 per share, ACC (the “Exchange Shares”) for return to the treasury.
(b)	Assets Contribution and Liabilities Assumption.
(1)	HyperScale Entities shall transfer to ACC all HyperScale Entities' respective rights, titles, and interests in and to ACC Assets. ACC shall assume all the ACC Assets and Liabilities. ACC shall no longer be a wholly owned subsidiary of HyperScale immediately after the Closing.
(2)	ACC and the applicable ACC Entities shall assume all the ACC Liabilities.
(3)	Upon completion, ACC shall no longer be a wholly owned subsidiary of HyperScale.

Each Person required pursuant to this Section 2.1 to assume any Liability shall accept, assume, perform, discharge, and fulfill such Liability in accordance with its terms, regardless of (1) when or where such Liabilities arose or arise, were asserted or determined, (2) whether the facts upon which they are based occurred prior to, on or subsequent to the Distribution Date, (3) where or against whom such Liabilities are asserted or determined and (4) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any HyperScale Entity or ACC Entity, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.2.       Separation. On the terms and subject to the conditions set forth in this Agreement, on or prior to the Effective Time, the transactions set forth in this Section 2.2 (collectively, the "Separation") shall take place in the order provided below:

(a)	Release of Liens and Obligations. Subject to Section 2.2(f)(2) below, HyperScale shall, and shall cause any applicable HyperScale Entities to, have taken all actions necessary to cause the ACC Entities to be released from all collateral and guarantee obligations, if any, at the Effective Time.
(b)	Information Statement; Listing. ACC shall file an S-4 registration statement with the reasonable assistance of the HyperScale Entities, and upon effectiveness from the SEC, ACC shall take (with such reasonable assistance as requested of the HyperScale Entities) all such actions as may be necessary or appropriate under the securities laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Related Agreements. ACC shall prepare, file, and use its reasonable best efforts to approve an application to permit the listing of the ACC Common Stock on the NASDAQ exchange.
(c)	Charter and Bylaws. (i) HyperScale and ACC shall each take all necessary action that may be required to provide for the adoption by ACC of the Amended and Restated Certificate of Incorporation of ACC in substantially the form attached hereto as Exhibit 1 ("Amended and Restated Certificate of Incorporation"), and the Amended and Restated Bylaws of ACC in substantially the form attached hereto as Exhibit 2 (the "Amended and Restated Bylaws") and (ii) ACC shall file the Amended and Restated Certificate of Incorporation of ACC with the Secretary of State of the State of Delaware.
(d)	ACC shall cease to be a wholly owned subsidiary of HyperScale connected to, associated with, or in any manner related to HyperScale immediately upon the Closing of the Agreement and Plan of Merger. All prior business relationships between HyperScale and ACC shall be fully terminated.
(e)	As of the Exchange Closing, HyperScale Entities shall have no liability for any debt or obligation of ACC, contingent or otherwise.
(f)	Intercompany Agreements.
(1)	In furtherance of the releases and other provisions of Section 10.1., ACC, on behalf of itself and each other ACC Entity, on the one hand, and HyperScale, on behalf of itself and each other HyperScale Entity, on the other hand, shall terminate, effective as of the Effective Time, any and all Intercompany Agreements in effect as of the Exchange and Distribution Date and shall settle, or cause to be settled, all Intercompany Accounts at or prior to the Effective Time. No such terminated Intercompany Agreements (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party hereto shall, at the reasonable request of the other Party hereto, take, or cause to be taken, such other actions as may be necessary to affect the foregoing.

(2)	The provisions of Section 2.2(f)(1) shall not apply to this Agreement and the Related Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated hereby or thereby, including the Implementation Documents).

Section 2.3.       Resignation. On or before the Effective Time:

(a)	ACC shall deliver to HyperScale the resignation, effective as of the Effective Time, of each Person who is an officer or a director of any ACC Entity immediately prior to the Effective Time.
(b)	HyperScale shall deliver to ACC, effective as of the Effective Time, each Person who shall be an officer or a director of ACC immediately after the Effective Time and who will be an employee or officer immediately after the Effective Time.

Article III. The Distribution.

Section 3.1.       The Distribution Agent. HyperScale shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

Section 3.2.       Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Parent, in whole or in part, in its sole and absolute discretion):

(a)	HyperScale and ACC shall have authorized and approved the Separation and not withdrawn such authorization and approval and shall have declared the Share Exchange and Distribution.
(b)	the transactions contemplated by Article II (the "Internal Transactions") shall have been completed.
(c)	the ACC S-4 Registration Statement filed with the SEC shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.
(d)	the Information Statement shall have been made available to holders of shares of ACC Common Stock as of the Record Date.
(e)	all actions and filings necessary or appropriate under applicable federal, state, or foreign securities laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or accepted.
(f)	the Common Stock to be delivered in the Agreement and Plan of Merger shall have been approved for listing on the NASDAQ stock exchange, subject to official notice of issuance.

(g)	each of the other Related Agreements shall have been duly executed and delivered by the parties thereto.
(h)	no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Exchange or Distribution, or the transactions related thereto shall be in effect, and no other event outside the control of HyperScale shall have occurred or failed to occur that prevents the consummation of the Exchange and Distribution or the transactions related thereto.
(i)	HyperScale and ACC shall have taken all necessary action to cause the Board of Directors of ACC to consist of the HyperScale individuals identified in the Information Statement as directors immediately following the Effective Time.
(j)	ACC's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws shall be in effect; and
(k)	No event or development shall have occurred or exist that, in the judgment of the HyperScale Board, in its sole and absolute discretion, makes it inadvisable to affect the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of HyperScale and shall not give rise to or create any duty on the part of HyperScale or the HyperScale Board to waive or not to waive any such condition or to affect the Distribution, or in any way limit HyperScale's rights of termination set forth in this Agreement. Any determination made by HyperScale prior to the Exchange and Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.2 shall be conclusive and binding on the parties.

Section 3.3.       The Distribution.

(a)	Subject to the terms and conditions set forth in this Agreement:
(1)	The Parties shall affect the Distribution by instructing the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, the Exchange Shares;
(2)	the Distribution shall be effective at the Effective Time; and
(3)	following the Distribution Date, ACC agrees to provide all book-entry transfer authorizations for shares of ACC Common Stock that HyperScale or the Distribution Agent shall require in order to affect the Distribution.
(b)	Notwithstanding anything to the contrary contained in this Agreement, HyperScale shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure, and terms of any transactions and/or offerings to affect the Distribution and the timing of and conditions to the consummation thereof. In addition, HyperScale may at any time and from time to time, until the completion of the Exchange and Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

Section 3.4.

Fractional Shares: Unclaimed Stock or Cash.

(a)	Fractional shares of ACC Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. Consistent with Article III of the Agreement and Plan of Merger, each three hundred (300) shares of common stock of ACC, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one (1) (the "Exchange Ratio") fully paid and nonassessable share of common stock, par value $0.001 per shares, of HyperScale, subject to equitable adjustments provided in Article III, Section 3.3.

Article IV. General Provisions.

Section 4.1.       Implementation Documents. In order to effectuate the transactions contemplated in this Agreement, each of HyperScale and ACC shall (and shall cause any applicable members of its Group to) execute and deliver, or cause to be executed and delivered, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the "Implementation Documents") as and to the extent necessary to effect such transactions.

Section 4.2.       Treatment of Pre-Distribution Transactions and Transfers Deemed Effective upon Distribution. To the extent that any transfers contemplated by this Article IV shall not have been consummated on or prior to the Exchange and Distribution Date, the Parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to effect such transfers as promptly following the Exchange and Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of Law cannot be transferred or assumed; provided, however, that the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article IV. In the event that any such transfer of assets or Liabilities has not been consummated, from and after the Exchange and Distribution Date the Party retaining such asset or Liability (or, as applicable, such other member or members of such party's Group) shall hold such asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) or retain such Liability for the account of the Party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the Party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be affected forthwith. As of the Exchange and Distribution Date, each Party hereto (or, if applicable, such other members of such Party's Group) shall be deemed to have acquired (or, as applicable, retained) complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party (or any other member of such party's Group) is entitled to acquire or required to assume pursuant to the terms of this Agreement.

Section 4.3.       Mixed Contracts; Mixed Accounts.

(a)	Except as may otherwise be agreed by the Parties, in the case of a Mixed Contract, if any, the Parties shall use commercially reasonable efforts to cause such Mixed Contract to be: (i) assigned in relevant part to ACC or an ACC Subsidiary (or to HyperScale or a HyperScale Subsidiary if the contracting Party is a Transferred Entity) if so assignable; (ii) appropriately amended, prior to, on or after the Effective Time or (iii) replaced or otherwise addressed with suitable arrangements, in either case so that each Party or their respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Mixed Contract in its entirety or to assign a portion of any Mixed Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled). If any Mixed Contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Mixed Contract and such Mixed Contract is not replaced or otherwise addressed with suitable arrangements, HyperScale and ACC shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Contract that relates to ACC's Business to be enjoyed by ACC or an ACC Subsidiary; (B) the Liabilities associated with that portion of each Mixed Contract that relates to the ACC Business to be borne by ACC or an ACC Subsidiary; (C) the Assets associated with that portion of each Mixed Contract that relates to the HyperScale Business to be enjoyed by HyperScale or a HyperScale Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Contract that relates to the HyperScale Business to be borne by HyperScale or a HyperScale Subsidiary.
(b)	Except as may otherwise be agreed by the Parties to this Agreement, the Parties shall not seek to assign any Mixed Account. Except as may otherwise be agreed by the parties, HyperScale and ACC shall, and shall cause each of their respective Subsidiaries to take such other reasonable and permissible actions to cause (i) the Assets associated with that portion of each Mixed Account that relates to the HyperScale Business to be enjoyed by HyperScale or a HyperScale Subsidiary; (ii) the Liabilities associated with that portion of each Mixed Account that relates to the HyperScale Business to be borne by HyperScale or a HyperScale Subsidiary; (iii) the Assets associated with that portion of each Mixed Account that relates to the ACC Business to be enjoyed by ACC or an ACC Subsidiary; and (iv) the Liabilities associated with that portion of each Mixed Account that relates to the ACC Business to be borne by ACC or an ACC Subsidiary.
(c)	Nothing in this Section 4.3 shall require either Party or any of its Subsidiaries to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party or any of the other party's Subsidiaries), incur any obligation or grant any concession for the benefit of the other Party or any of the other party's Subsidiaries, in each case, in order to effect any transaction contemplated by this Section 4.3.

Section 4.4.       Transfers of Assets or Liabilities Following the Separation. Subject to Section 4.3, if at any time on or after the Separation (including after the Effective Time), any HyperScale Entity or ACC Entity shall receive or otherwise possess any Asset or incur any Liability that is allocated to a member of the other Group pursuant to this Agreement or a Related Agreement, such Person shall, in accordance with the terms hereof, promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor (or another member of the other Group, as designated by such Person in writing) once becoming aware that such Asset or Liability is required to be transferred hereunder, and such other Person shall accept or assume, or cause to be accepted or assumed, such Asset or Liability. Prior to such transfer and after becoming aware that such Asset or Liability is required to be transferred hereunder, such Person shall hold such Asset or Liability in trust for such other Person so entitled thereto or responsible therefor.

Section 4.5.       Corporate Names; Trademarks. Except as specifically provided in this Agreement, the Agreement and Plan of Merger, or the Related Agreements, after the Effective Time, no member of one Group may use any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name or other indicia of origin or identifiers of name, whether or not registered, including all common law rights therein, and registrations and applications for registration thereof, and all goodwill associated with the use of, and symbolized by, any of the foregoing (collectively, the "Marks") owned by any member of the other Group, except as permitted under Applicable Law or subsequent agreement in writing between the parties. Notwithstanding the foregoing or anything in the Related Agreements to the contrary, no member of one Group shall be required to take any action to remove any reference to any Mark of a member of the other Group from materials already in the rightful possession of customers or other Third Parties as of the Effective Time.

Section 4.6.       Certain Matters Governed Exclusively by Related Agreements, Construction of Agreements.

(a)	Effective as of the Effective Time, the parties hereto shall, and shall cause applicable members of their respective Groups to execute and deliver any Related Agreements.
(b)	In the event of:
(1)	a conflict that cannot be reconciled between the terms of this Agreement and the terms of any Related Agreement, the terms of this Agreement and the Agreement and Plan of Merger shall control.
(2)	in the event there is a conflict between the terms of any two or more Related Agreements that cannot be reconciled, the Parties shall determine the terms that this Agreement and the Agreement and Plan of Merger shall control.

Section 4.7.       Disclaimer of Representations and Warranties.

(a)	Except as may expressly be set forth in any Related Agreement or the Agreement and Plan of Merger, all ACC Assets are being transferred on an "as is," "where is" basis and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title (or leasehold, as applicable), free and clear of any Encumbrance, and (ii) any necessary Consents or Governmental Approvals are not obtained or any requirements of Applicable Law are not complied with.

Section 4.8.       Waiver of Bulk-Sale and Bulk-Transfer Laws. Each of the ACC Entities hereby waives compliance by each and every HyperScale Entity with the requirements and provisions of any "bulk-sale" or "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the ACC Assets to any ACC Entity. Each of the HyperScale Entities hereby waives compliance by each and every ACC Entity with the requirements and provisions of any "bulk-sale" or "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any of the HyperScale Assets to any HyperScale Entity.

Section 4.9.       Transition Committee. Prior to the Effective Time, the parties shall establish a transition committee (the "Transition Committee") that shall consist of an equal number of members from HyperScale and ACC. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Related Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Related Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any of its Subsidiaries, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) to combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 4.9 and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both parties. The parties shall utilize the procedures set forth in Article X to resolve any matters as to which the Transition Committee is not able to reach a decision.

Article V. Confidentiality; Exchange of Information.

Section 5.1.       Agreement for Exchange of Information; Archives.

(a)	Without limiting any rights or obligations under any Related Agreement between HyperScale and ACC and/or any other members of their respective Groups relating to confidentiality, each of HyperScale and ACC agree to provide to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax laws) by a governmental or regulatory authority having jurisdiction over the requesting Party including in connection with any Registration Statement, (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Related Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. HyperScale and ACC intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege. Each Party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

(b)	After the Effective Time, ACC shall provide, or cause to be provided, to HyperScale in such form as HyperScale shall request, at no charge to Parent, all Information as HyperScale determines necessary or advisable in order to prepare HyperScale financial statements and reports or filings with any governmental or regulatory authority.

Section 5.2.       Ownership of Information. Except as otherwise provided in this Agreement or a Related Agreement, all Confidential Information provided by or on behalf of a Disclosing Party to a Receiving Party shall remain the property of the Disclosing Party, and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information to the Receiving Party or any other Person.

Section 5.3.       Record Retention.

(a)	To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement, except as otherwise expressly provided in any Related Agreement, (i) each Party hereto shall, and shall cause members of its Group to, use reasonable best efforts to retain all Information in accordance with their respective record retention policies and procedures as in effect as of the Effective Time and (ii) no Party hereto shall destroy, or permit any member of its Group to destroy, any Information which any member of the other Group may have the right to obtain pursuant to this Agreement prior to the later of the period in the applicable retention policy or the fifth (5th) anniversary of the Effective Time without first notifying the other Party hereto of the proposed destruction and giving the other Party hereto the opportunity to take possession of such Information prior to such destruction.
(b)	Each of the Parties hereto shall, and shall cause members of its respective Group to, use commercially reasonable efforts to deliver to the other Party (i) on or prior to the Effective Time, any and all original corporate organizational books that such Party or any member of its Group has in its possession primarily relating to the other party's Business, and (ii) as soon as reasonably practicable following written request, originals of any materials described in (i) and (ii) above which it or any member of its Group are in its possession or control following the Effective Time; provided, however, that with respect to clauses (i) and (ii) of this paragraph (b), the Party providing such Records may retain copies of any such Records that relate to its Business, including corporate minute books and risk management files.

Section 5.4.       Production of Witnesses; Records; Cooperation.

(a)	After the Effective Time and subject to the proviso to Section 5.1(a), but only with respect to a Third Party Claim, each of HyperScale and ACC shall, and shall cause the other members of its Group to, use commercially reasonable efforts to, make available, upon written request, their officers, employees, other Personnel and agents (whether as witnesses or otherwise) and any books, records or other documents within their control or that they otherwise have the ability to make available, to the extent that each such Person (giving consideration to business demands of such officers, employees, other Personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which HyperScale or ACC, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)	HyperScale and ACC shall use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions involving each other's Group other than an Action by one or more members of a Group against one or more members of the other Group.
(c)	The obligation of HyperScale and ACC to make available directors, officers, employees, and other Personnel and agents or provide witnesses and experts pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available Personnel and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4(a)). Without limiting the foregoing, each of HyperScale and ACC agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any Person of its Group based on such Person's provision of assistance or Information to the other Group pursuant to this Section 5.4.
(d)	Upon the reasonable request of HyperScale or ACC, HyperScale and ACC shall, and shall cause all other relevant members of their respective Group to, enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

Section 5.5.       Confidential Information.

(a)	Subject to Section 5.6 and the Related Agreements, each of HyperScale and ACC, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that such Party then uses with respect to its own confidential and proprietary information, all Confidential Information concerning each such other Group that is either in its possession (including information in its possession prior to any of the date hereof, the Effective Time or the Distribution Date) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement, any Related Agreement or otherwise, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential information of the other party.

(b)	Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Confidential Information to other Person, except its Representatives who need to know such information (who shall be advised of any of their obligations hereunder with respect to such information), except in compliance with Section 5.6.

The Parties acknowledge that notwithstanding the foregoing, the Agreement and Plan of Merger shall concurrently govern the treatment of Confidential Information with respect to all Parties.

(c)	Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems that are not generally available to the Receiving Party's Personnel or one copy retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

Section 5.6.       Protective Arrangement. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to Applicable Law or receives any demand under lawful process or from any governmental or regulatory authority having jurisdiction over such Party to disclose or provide information of any other Party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

Section 5.7.       Other Agreements Providing for Exchange of Information. The rights and obligations granted or created under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, or confidential treatment of Information set forth in the Agreement and Plan of Merger or any Related Agreement.

Section 5.8.       Privileged Matters. To allocate the interests of each Party in the Information as to which any Party is entitled to assert a privilege in connection with products or services that have been produced or provided prior to the Effective Time for the collective benefit of each of the HyperScale Entities and the ACC Entities, whether or not such a privilege exists or the existence of which is in dispute (collectively, "Common Privileges"), the parties hereto agree as follows:

(a)	HyperScale shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the HyperScale Business and, subject to Section 5.8(c), not to the ACC Business, whether or not the privileged Information is in the possession of or under the control of the HyperScale Entities or the ACC Entities. HyperScale also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which HyperScale reasonably anticipates may become, a HyperScale Liability and that is not also, or that HyperScale reasonably anticipates will not become, a ACC Liability, whether or not the privileged Information is in the possession of or under the control of the HyperScale Entities or the ACC Entities.
(b)	Subject to Section 5.8(c), ACC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the ACC Business and not to the HyperScale Business, whether or not the privileged Information is in the possession of or under the control of the HyperScale Entities or the ACC Entities. ACC also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which ACC reasonably anticipates may become, a ACC Liability and that is not also, or that ACC reasonably anticipates will not become, a HyperScale Liability, whether or not the privileged Information is in the possession of or under the control of the HyperScale Entities or the ACC Entities.
(c)	HyperScale shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the Separation, the Distribution or the transactions contemplated thereby, it being understood and agreed that the expectation and intention as between HyperScale and ACC with respect to any communications between advisors to HyperScale and ACC occurring up to and including the Effective Time in connection with the Separation, the Distribution and such transactions are that the privilege and the expectation of client confidence belong exclusively to Parent.
(d)	Subject to the restrictions in this Section 5.8, HyperScale and ACC agree that they shall have equal right to assert all Common Privileges not allocated pursuant to the terms of Section 5.8(a), (b) or (c) ("Shared Privileges") with respect to Information as to which the HyperScale Entities or the ACC Entities may assert a privilege.
(e)	Each Party hereto shall ensure that no member of its Group may waive any Shared Privilege, without the written consent of the other Party which shall not be unreasonably withheld or delayed.
(f)	In the event of an Action between one or more of the ACC Entities, on the one hand, and one or more of the HyperScale Entities, on the other hand, each such Party shall have the right to use any Information that may be subject to a Shared Privilege, without obtaining the consent of the other party, it being understood and agreed that the use of Information with respect to the Action or other dispute between the ACC Entities, on the one hand, and the HyperScale Entities, on the other hand, shall not operate as or be used by either Party as a basis for asserting a waiver of such Shared Privilege with respect to Third Parties.

(g)	If a dispute arises between any ACC Entity, on the one hand, and any HyperScale Entity, on the other hand, regarding whether a Shared Privilege should be waived to protect or advance the interest of either party, each Party hereto agrees that it shall negotiate in Good Faith and endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.
(h)	Upon receipt by either Party hereto or by any member of its Group of any subpoena, discovery, or other request which arguably calls for the production or disclosure of Information subject to a Shared Privilege or as to which the other Party or a member of such other party's Group has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its Group's current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it or any member of its Group may have under this Section 5.8 or otherwise to prevent the production or disclosure of such privileged Information. Each Party shall bear its own expenses in connection with any such request.
(i)	The transfer of all Records and other Information and each party's retention of Records and other Information, which may include privileged Information of the other pursuant to this Agreement, is made in reliance on the agreement of HyperScale and ACC, as set forth in this Article V to maintain the confidentiality of the Confidential Information and to assert and maintain all applicable privileges. The access to Information is granted, and the agreement to provide witnesses herein, the furnishing of notices and documents and other cooperative efforts contemplated hereby, and the transfer of privileged Information between and among the parties hereto and members of their respective Groups pursuant hereto shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Article VI. Financial and Other Information.

Section 6.1.       Financial and Other Information. Without limiting the generality of Section 5.1 but subject to Section 5.1(b):

(a)	Until the end of the first full fiscal year occurring after the Exchange and Distribution Date (and for a reasonable period of time afterward as required by Law for HyperScale to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the ACC Group were consolidated with those of HyperScale), ACC shall use its reasonable best efforts to enable HyperScale to meet its timetable for dissemination of its financial statements and to enable HyperScale's auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) ACC shall authorize and direct its auditors to make available to HyperScale's auditors, within a reasonable time prior to the date of HyperScale's auditors' opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of ACC and (y) work papers related to such annual audits and quarterly reviews, to enable HyperScale's auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of ACC's auditors as it relates to HyperScale's auditors' opinion or report and (ii) until all governmental audits are complete, ACC shall provide reasonable access during normal business hours for HyperScale's internal auditors, counsel and other designated representatives to (x) the premises of ACC Entities and all Information (and duplicating rights) within the knowledge, possession or control of ACC Entities and (y) the officers and employees of ACC Entities, so that HyperScale may conduct reasonable audits relating to the financial statements provided by ACC Entities; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the ACC Group.

(b)	Until the end of the first full fiscal year occurring after the Exchange and Distribution Date (and for a reasonable period of time afterward or as required by Applicable Law), HyperScale shall use its reasonable best efforts to enable ACC to meet its timetable for dissemination of its financial statements and to enable ACC's auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) HyperScale shall authorize and direct its auditors to make available to ACC's auditors, within a reasonable time prior to the date of ACC's auditors' opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of HyperScale and (y) work papers related to such annual audits and quarterly reviews, to enable ACC's auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Parent's auditors as it relates to ACC's auditors' opinion or report and (ii) until all governmental audits are complete, HyperScale shall provide reasonable access during normal business hours for ACC's internal auditors, counsel and other designated representatives to (x) the premises of HyperScale Entities and all Information (and duplicating rights) within the knowledge, possession or control of HyperScale Entities and (y) the officers and employees of HyperScale Entities, so that ACC may conduct reasonable audits relating to the financial statements provided by HyperScale Entities; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the HyperScale Group.
(c)	In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of HyperScale to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, ACC shall, within a reasonable period of time following a request from HyperScale in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide HyperScale with certifications of such officers in support of the certifications of HyperScale's principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Parent's Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and HyperScale's Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such ACC officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Separation or any other transactions related thereto) or as otherwise agreed upon between HyperScale and ACC.

Section 6.2.       Sarbanes-Oxley Section 404 Compliance. Following the Separation, each Party hereto shall continue to provide access to the other Party hereto on a timely basis to all Information reasonably required to meet its schedule for management's assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such party, its auditor's audit of its internal control over financial reporting and management's assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC's and Public Company Accounting Oversight Board's rules and auditing standards thereunder (such assessments and audit being referred to as the "Internal Control Audit and Management Assessments"). Without limiting the generality of the foregoing, each Party hereto will provide all required financial and other Information with respect to itself and members of its Group (including access to personnel and Records) to the other party's auditors and management in a sufficient and reasonable time and in sufficient detail to permit such other party's auditors and management to complete the Internal Control Audit and Management Assessments.

Article VII. Non-Solicitation, Non-Disparagement, Non-Compete.

Section 7.1.       No Solicit; No Hire.

(a)	Neither ACC nor any other ACC Entity shall, from the Effective Time through and including the third (3rd) anniversary of the date on which the HyperScale Entities cease to provide transition services to the ACC Entities under the Transition Services Agreement (the "Non-Solicit Period"), either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit or hire as an employee or an independent contractor any individual who (1) is employed by any HyperScale Entity at the time of such solicitation or discussion of hiring or (2) was employed by any HyperScale Entity as of the Effective Time; provided, however, that the foregoing shall not apply to persons whom ACC and HyperScale agree in writing and acting in Good Faith were not involved in the six (6) month period prior to such solicitation or hiring, directly or indirectly, in the provision of support or services to any ACC Entity or the ACC Business or management of any such persons providing support or services to any ACC Entity or the ACC Business; provided, further, that in the case of both clauses (1) and (2), the ACC Entities shall not be precluded from placing general advertisements for employment not directed at the HyperScale Entities or soliciting or hiring any such individual whose employment with such HyperScale Entity was involuntarily terminated.
(b)	During the Non-Solicit Period, no HyperScale Entity shall either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit as an employee or an independent contractor any individual who, in the six (6)-month period prior to such solicitation, was employed by any ACC Entity and was [materially] involved in the management of any [material] portion of the relationship between the ACC Entities and the HyperScale Entities as provided for under this Agreement and the Related Agreements; provided that the foregoing shall not apply to persons whom ACC and HyperScale agree in writing and acting in Good Faith were not [materially] involved in the management of any [material] portion of the relationship between the ACC Entities and the HyperScale Entities as provided for under this Agreement and the Related Agreements; provided, further, that the HyperScale Entities shall not be precluded from general employment solicitations not directed specifically at the ACC Entities or soliciting or hiring any such individual whose employment with such ACC Entity was involuntarily terminated.

Section 7.2.       Non-Disparagement. Neither HyperScale nor ACC shall (and shall cause the respective members of their Groups, as applicable, not to) publicly disparage the HyperScale Entities or the ACC Entities, their respective products, services, or present or former Personnel.

Section 7.3.       Non-Compete. During the period commencing on the Exchange Date and Distribution Date and ending on the third (3rd) anniversary of the Distribution Date (or, if not enforceable for such period in any country under the antitrust/competition laws of such country, for such period as will be enforceable in such country under the antitrust/competition laws of such country) (the "Non-Compete Period"), except as otherwise expressly contemplated in this Agreement or the Related Agreements, HyperScale and the HyperScale Subsidiaries/ ACC and ACC Subsidiaries shall not, directly or indirectly, engage in a competitive business anywhere in the world (the "Competitive Business"); provided, however, that this Section 7.3. shall not prevent HyperScale or any of the HyperScale Subsidiaries/ACC or any of ACC Subsidiaries from (i) purchasing or acquiring, or being the holder or beneficial owner for passive investment purposes of, equity securities of a Person that, directly or indirectly, engages in the Competitive Business; provided that, in the case of this clause (ii), the aggregate holdings of HyperScale and the HyperScale Subsidiaries/ ACC and the ACC Subsidiaries of such equity securities in such Person during the Non-Compete Period shall not exceed [five] percent (5%) of the outstanding equity securities of such Person.

Article VIII. Legal Matters.

Section 8.1.       Control of Legal Matters; Future Litigation.

(a)	Effective as of the Effective Time, ACC shall assume and thereafter be responsible for all Liabilities of ACC that may result from any ACC Litigation Matter and all fees and costs relating to the defense of any ACC Litigation Matter, including attorneys', accountants', consultants', and other professionals' fees and expenses that have been incurred prior to the Effective Time that are unpaid as of or after the Effective Time, or, that are incurred on or after the Effective Time. At all times from and after the Effective Time, ACC shall use its reasonable best efforts to cause any HyperScale Entity named as a defendant in any such ACC Litigation Matter to be removed and dismissed from such ACC Litigation Matter; provided, however, that ACC shall not be required to make any such effort if the removal of any HyperScale Entity would jeopardize insurance coverage or rights to indemnification from Third Parties applicable to such ACC Litigation Matter.

(b)	Effective as of the Effective Time, the applicable member of the HyperScale Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from any HyperScale Litigation Matter and all fees and costs relating to the defense of any HyperScale Litigation Matter, including attorneys', accountants', consultants' and other professionals' fees and expenses that have been incurred prior to the Effective Time that are unpaid as of or after the Effective Time or, that are incurred on or after the Effective Time. At all times from and after the Effective Time, HyperScale shall use its reasonable best efforts to cause any ACC Entity named as a defendant in any such HyperScale Litigation Matters to be removed and dismissed from such HyperScale Litigation Matter; provided, however, that HyperScale shall not be required to make any such effort if the removal of any ACC Entity would jeopardize insurance coverage or rights to indemnification from Third Parties or other rights applicable to such HyperScale Litigation Matter.
(c)	Each Group shall use reasonable efforts to make available to the other Group and its attorneys, accountants, consultants, and other designated representatives, upon written request, its directors, officers, employees, and representatives as witnesses and shall otherwise cooperate with the other Group, to the extent reasonably requested in connection with any Action arising out of either Group's Business prior to the Distribution in which the requesting Group may be involved. To the extent ACC or HyperScale is unable to cause a member of the other party's Group to be removed and dismissed pursuant to Section 8.1(a) or (b), the Parties hereto agree to cooperate in defending against such Action and, to provide each other with access to all Information relating to such Action except to the extent that providing such access and such Information would prejudice an indemnification claim available to such Party as contemplated in Article IX.]
(d)	At all times from and after the Effective Time, HyperScale and ACC shall jointly control any Joint Litigation Matter and shall cooperate in defending against such Action; provided, however, that no member of either Group may settle a Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided, further, that either Party may settle a Joint Litigation Matter if such settlement is for monetary relief only, payable solely by the settling Party and provides a full release from, or indemnity for, any Liability under such Joint Litigation Matter for the other Party and, as applicable, the members of the other party's Group and their respective Representatives.
(e)	The parties agree that at all times from and after the Effective Time, if an Action which does not relate primarily to either party's Business is commenced by a Third Party naming a member of each Group as a defendant thereto, then the parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

Section 8.2.       Notice to Third Parties; Service of Process; Cooperation.

(a)	HyperScale and ACC shall cause the HyperScale Entities and ACC to promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts, of the Separation and shall provide instructions for proper service of legal process and other documents.

(b)	ACC and HyperScale shall and shall cause the members of their respective Groups to, use their reasonable best efforts to deliver to each other any legal process or other documents incorrectly served upon them or their agents as soon as practical following receipt.
(c)	If any Party hereto or any members of its Group receives notice or otherwise learns of the assertion of a Joint Litigation Matter, such Party or member of its Group shall give the other Party hereto written notice of such Joint Litigation Matter in reasonable detail. The failure to give notice under this subsection shall not relieve any Party hereto (or any member of its Group) its Liability for any Joint Litigation Matter as provided hereunder or under any Related Agreement, except to the extent such Party is actually prejudiced by the failure to give such notice. The parties hereto shall be deemed to be on notice of any Joint Litigation Matter pending prior to the Effective Time.

Section 8.3.       Orders; Consent Decrees, Etc. To the extent that any order, judgment, consent decree or other similar order of any Governmental Authority is binding on ACC, ACC shall perform all of its obligations under such order, judgment, consent decree or other similar order as and when required.

Article IX. Releases; Indemnification.

Section 9.1.       Release of Pre-Separation Claims.

(a)	Effective as of the Effective Time, ACC does hereby, for itself and each other ACC Entity, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any ACC Entity and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge HyperScale and the other HyperScale Entities, their respective Affiliates, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any HyperScale Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Exchange and Distribution.
(b)	Effective as of the Effective Time, HyperScale does hereby, for itself and each other HyperScale Entity, their respective Affiliates, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any HyperScale Entity and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge ACC, the other ACC Entities, their respective Affiliates, and all Persons who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any ACC Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(c)	ACC shall not make, and shall not permit any other ACC Entity to make, any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against HyperScale or any other HyperScale Entity, or any other Person released pursuant to Section 9.1(a), with respect to any Liabilities released pursuant to Section 9.1(a). HyperScale shall not make, and shall not permit any other HyperScale Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against ACC or any other ACC Entity, or any other Person released pursuant to Section 9.1(b), with respect to any Liabilities released pursuant to Section 9.1(b).
(d)	It is the intent of each of HyperScale and ACC, by virtue of the provisions of this Section 9.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among ACC or any other ACC Entity, on the one hand, and HyperScale or any other HyperScale Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time).
(e)	Following the Effective Time, ACC shall separately and solely bear all obligations, liabilities, and responsibilities relating to its own operations, both past and future. None of these shall be transferred to, assumed by, or otherwise affect HyperScale unless explicitly stated in a mutually executed written agreement.
(f)	ACC shall operate its business independently of HyperScale, and no longer operate as a wholly owned subsidiary of HyperScale post-Closing and maintain its own accounts, records, and assets separate from HyperScale. ACC shall not engage in any activity implying or establishing a business connection or status as a wholly owned subsidiary of HyperScale after the Effective Time.

Section 9.2.       Indemnification by ACC. Following the Effective Time and subject to Section 13.1, ACC shall and shall cause the ACC Entities to indemnify, defend, and hold harmless each HyperScale Entity and its Affiliates, and each of their respective current or former directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (each, a "HyperScale Indemnified Party"), from and against all Liabilities actually incurred or suffered by the HyperScale Indemnified Parties, including all costs and attorney fees relating to, arising out of or resulting from one or more of the following:

(a)	each ACC Liability, including arising out of the failure of any ACC Entity or any other Person to pay, perform, or otherwise promptly discharge any such ACC Liability; and
(b)	each breach by ACC or any ACC Entity of this Agreement or any Related Agreement, subject to any specific limitation on liability contained in the applicable agreement and without duplication, taking into account the performance by each ACC Entity of its indemnification obligations in the Agreement and Plan of Merger, especially Section 6.6 thereof.
(c)	Following the Effective Time, ACC shall separately and solely bear all obligations, liabilities, and responsibilities relating to its own operations, both past and future. None of these shall be transferred to, assumed by, or otherwise affect HyperScale unless explicitly stated in a mutually executed written agreement.
(d)	ACC shall operate its business independently of HyperScale and not as a wholly owned subsidiary of HyperScale, maintaining its own accounts, records, and assets separate from HyperScale. ACC shall not engage in any activity implying or establishing a business connection with HyperScale post Effective Time.

Section 9.3.       Indemnification by HyperScale. Following the Effective Time and subject to Section 13.1, HyperScale shall and shall cause the HyperScale Entities to indemnify, defend and hold harmless each ACC Entity and its Affiliates, and each of their respective current or former directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (each, a "ACC Indemnified Party"), from and against any and all Liabilities arising out of or resulting from any of the following items:

(a)	each HyperScale Liability, including arising out of the failure of any HyperScale Entity or any other Person to pay, perform or otherwise promptly discharge any such HyperScale Liability; and
(b)	each breach by HyperScale or any HyperScale Entity of this Agreement or any Related Agreement, subject to any specific limitation on liability contained in the applicable agreement and without duplication taking into account the performance by each ACC Entity of its indemnification obligations in the Agreement and Plan of Merger.

Section 9.4.       Indemnification with Respect to Unreleased Liabilities. Without limiting the generality of Sections and Section 9.3, ACC shall indemnify, defend and hold harmless each HyperScale Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person, and HyperScale shall indemnify, defend, and hold harmless each ACC Indemnified Party that is an Unreleased Person against any Liabilities relating to, arising out of or resulting from each Unreleased Liability of such Person.

Section 9.5.       Limitations on Indemnification Obligations.

(a)	The Parties hereto intend that each Liability subject to indemnification, contribution or reimbursement pursuant hereto will be net of (i) all Insurance Proceeds and (ii) all recoveries, judgments, settlements, contributions, indemnities, and other amounts received (including by way of set-off) from all Third Parties, in each case that actually reduces the amount of, or are paid to the applicable indemnitee in respect of, such Liability ("Third Party Proceeds"). Accordingly, the amount that a Party (each, an "Indemnifying Party") is required to pay to each Person entitled to indemnification hereunder (each an "Indemnified Party") shall be reduced by all Insurance Proceeds and Third Party Proceeds received by or on behalf of the Indemnified Party in respect of the relevant Liability; provided, however, that all amounts described in Section 9.2 or Section 9.3 which are incurred by an Indemnified Party shall be paid promptly by the Indemnifying Party and shall not be delayed pending any determination as to the availability of Insurance Proceeds or Third Party Proceeds; provided, further, however, that upon such payment by or on behalf of an Indemnifying Party to an Indemnified Party in connection with a Third Party Claim, to the extent permitted by Applicable Laws such Indemnified Party shall assign its rights to recover all Insurance Proceeds and Third Party Proceeds to the Indemnifying Party and such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to all events and circumstances in respect of which such Indemnified Party may have with respect to all rights, defenses, and claims relating to such Third Party Claim. If, notwithstanding the second proviso in the preceding sentence, an Indemnified Party receives a payment required to be made under this Article IX (an "Indemnity Payment") from an Indemnifying Party in respect of a Liability and subsequently receives Insurance Proceeds or Third Party Proceeds in respect of such Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the amount paid by the Indemnifying Party over the amount that would have been due if such Insurance Proceeds and Third Party Proceeds had been received before the Indemnity Payment was made. Each HyperScale Entity and each ACC Entity shall use reasonable best efforts to seek to collect or recover all Insurance Proceeds and all Third Party Proceeds to which such Person is entitled in respect of a Liability for which such Person seeks indemnification pursuant to this Article IX; provided, however, that such Person's inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party's obligations hereunder.

(b)	An insurer that would otherwise be obligated to pay a claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or other Third Party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

Section 9.6.       Contribution. If the indemnification provided for in this Article IX is unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of a Liability for which indemnification is provided for herein then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 9.2 or Section 9.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 9.7.       Procedures for Indemnification of Direct Claims. Each claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder, which notice shall state the amount claimed, if known, and method of computation thereof, and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have accepted responsibility for the indemnification sought and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such thirty (30) day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article X.

Section 9.8.       Procedures for Indemnification of Third-Party Claims.

(a)	If an Indemnified Party shall receive notice of the assertion of a claim, or commencement of an Action, by a Third Party against it (each, a "Third Party Claim") that may give rise to a claim for indemnification pursuant to this Agreement, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail; provided, however, that the failure to provide such notice as provided in this Section 9.8 shall not release the Indemnifying Party from any of its obligations under this Article IX, except to the extent such Indemnifying Party is actually prejudiced by such failure to give notice.
(b)	Each Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of each Third Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of notice from the Indemnified Party in accordance with Section 9.8(a); provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise such Third Party Claim; provided, further, that such Indemnified Party shall not withhold such consent if the settlement or compromise (i) contains no finding or admission of a violation of Applicable Law or a violation of the rights of a Person by the Indemnified Party or any of its Affiliates, (ii) contains no finding or admission that would have an adverse effect on the Indemnified Party or any of its Affiliates as determined by the Indemnified Party in Good Faith, (iii) involves only monetary relief which the Indemnifying Party has agreed to pay and does not contain an injunction or other non-monetary relief affecting the Indemnified Party or any of its Affiliates, and (iv) includes a full, irrevocable unconditional release of the Indemnified Party from such Third Party Claim.

(c)	If the Indemnifying Party elects to undertake the defense against a Third Party Claim as provided by Section 9.8(b), the Indemnified Party shall cooperate with the Indemnifying Party with respect to such defense and shall have the right, but not the obligation, to participate in such defense and to employ separate counsel of its choosing at its own expense; provided, however, that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of the Third Party Claim after the Indemnifying Party has failed, in the reasonable judgment of the Indemnified Party, to diligently defend the Third Party Claim after having elected to assume its defense.
(d)	If the Indemnifying Party (i) does not elect to assume the defense in accordance with Section 9.8(b), or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, however, that the Indemnified Party shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. For the avoidance of doubt, the Indemnified Party's right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.
(e)	Subject to Article V, the Indemnified Party and the Indemnifying Party shall reasonably cooperate in the defense of a Third Party Claim including by (i) making available all witnesses, all pertinent records, all materials, and all Information in each other's possession or under each other's control relating to the Third Party Claim, (ii) assisting with litigation defense strategy, investigations, discovery preparation, trial preparation, and similar activities with respect to the Third Party Claim, and (iii) using commercially reasonable efforts to avoid taking any action, or omitting to take any action, that would materially and adversely prejudice each other's defense of, or actual or potential rights of recovery with respect to, the Third Party Claim. The Indemnifying Party shall have no obligation in accordance with this Article IX. to an Indemnified Party for any Third Party Claim to the extent such Indemnified Party fails to comply with this Section 9.8(e) with respect to the Third Party Claim and such failure shall have materially and adversely prejudiced the Indemnifying Party.

Section 9.9.       Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.10.   Survival of Indemnities. The rights and obligations of each of HyperScale and ACC and their respective Indemnified Parties hereto under this Article IX shall survive (a) the sale or other transfer by any ACC Entity or HyperScale Entity of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its assets, restructuring, recapitalization, reorganization or similar transaction involving any ACC Entity or HyperScale Entity, subject to the provisions of Section 13.9.

Article X. Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

Section 10.1.   Disputes. Except as otherwise specifically provided in any Related Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of "Disputes" as that term is defined in the Related Agreements), the procedures for discussion, negotiation, and arbitration set forth in this Article X shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arising under or in connection with, this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any HyperScale Entity and ACC Entity (collectively, "Disputes").

Section 10.2.   Dispute Resolution.

(a)	On the Distribution Date, HyperScale and ACC shall form a committee (the "Dispute Resolution Committee") that will attempt to resolve all Disputes. The Dispute Resolution Committee shall consist of senior executives of each party.
(b)	If a Dispute arises, no Party hereto may take any formal legal action (such as seeking to terminate this Agreement, seeking arbitration in accordance with Section 10.3, or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such Party has first (i) delivered a notice of dispute (the "Dispute Notice") to all of the members of the Dispute Resolution Committee and (ii) complied with the terms of this Article X; provided, however, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Dispute Resolution Committee shall meet no later than the 10th Business Day following delivery of the Dispute Notice (the "Dispute Meeting") and shall attempt to resolve each Dispute that is listed on the Dispute Notice. Each Party hereto shall cause its designees on the Dispute Resolution Committee to negotiate in Good Faith to resolve all Disputes in a timely manner. If by the end of the 10th Business Day following the Dispute Meeting, the Dispute Resolution Committee has not resolved all of the Disputes (the "Resolution Failure Date"), the parties shall proceed to arbitrate the unresolved Disputes ("Unresolved Disputes") in accordance with Section 10.3.

Section 10.3.   Arbitration of Unresolved Disputes.

(a)	In the event any Dispute is not finally resolved pursuant to Section 10.2(b) within 30 Business Days, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the "AAA Commercial Arbitration Rules").
(b)	Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided before a sole arbitrator. The sole independent arbitrator shall be appointed by agreement of the parties within 10 Business Days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties, provided that in no instance will the parties be bound by any decision of the Arbitrator that could in any manner result in the Contribution and the Distribution, if effected, taken together, to fail to qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

(c)	Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses, unless and to the extent otherwise determined by the arbitrator, provided, in the case of any Disputes relating to the Parties' rights and obligations with respect to indemnification under this Agreement, the prevailing Party shall be entitled to reimbursement by the other Party of its reasonable out-of-pocket fees and expenses (including attorneys' fees) incurred in connection with the arbitration. In addition, if a Dispute involves claims of a Party in excess of $1,000,000, then such Dispute shall not be subject to the requirements of Section 8.3, and each Party shall be permitted to seek legal and equitable remedies available to it, including without limitation, filing actions in any court of competent jurisdiction, including any federal or state court located in Delaware.
(d)	All arbitrators selected pursuant to this Section shall be practicing attorneys with at least five (5) years' experience with the technology and/or law applicable to the technology, services, or transactions relevant to the Dispute.
(e)	The place of arbitration shall be Wilmington, Delaware.

Section 10.4.   Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum, and venue of the State of Delaware and the United States District Court for the District of Delaware over any and all claims, disputes, controversies, or disagreements between the parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

Section 10.5.   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article XI. Further Assurances.

Section 11.1.

Further Assurances.

(a)	The Parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, whether before or after the Effective Time.
(b)	Without limiting the foregoing, prior to, on, and after the Effective Time, each Party hereto shall reasonably cooperate with the other Party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including, instruments of conveyance, assignment, and transfer, and to make all filings with, and to obtain all necessary Consents and Governmental Approvals, including, under any permit, license, agreement, indenture or other instruments, and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby and thereby.
(c)	HyperScale will cause to be performed and hereby guarantees the performance of all actions, agreements, and obligations set forth in this Agreement or any of the Related Agreements to be performed by any HyperScale Entity. ACC will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth in this Agreement or any of the Related Agreements to be performed by any ACC Entity.

Article XII. Amendment and Termination.

Section 12.1.   Termination. Notwithstanding any other provision of this Agreement or any Related Agreement,

(a)	this Agreement may be terminated, and the terms and conditions of this Agreement may be amended, modified, or abandoned at any time prior to the Distribution Date by the mutual written and signed consent of HyperScale and ACC; and
(b)	the obligations of the parties under Article II and Article III (including the obligation to pursue or effect the Distribution) may be terminated by HyperScale if at any time, the board of Directors of HyperScale determines, in its sole discretion, that the Distribution is not in the best interests of HyperScale or its stockholders.

Article XIII. Miscellaneous.

Section 13.1.   Limitation of Liability.

(a)	IN NO EVENT SHALL ANY HYPERSCALE ENTITY OR ACC ENTITY BE LIABLE TO ANY ACC ENTITY OR HYPERSCALE ENTITY, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT AN INDEMNIFYING PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNIFIED PARTY MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

(b)	Neither Party hereto nor any member of its Group shall have any Liability to the other party's Group in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither Party hereto nor any member of its Group shall have any Liability to the other party's Group if any Information is destroyed after reasonable best efforts by the Person from whom Information is requested to comply with the provisions of Section 5.3.

Section 13.2.   Expenses.

(a)	Expenses Incurred on or Prior to the Effective Time. Except (i) as otherwise expressly set forth in this Agreement or the Agreement and Plan of Merger, (ii) costs and expenses incurred in connection with any Litigation Matter, which shall be borne by the Party incurring such costs or expenses, or (iii) as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, and delivery of this Agreement and any Related Agreement, the Separation, the Registration Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby on or prior to the Effective Time, in each case to the extent approved by HyperScale, shall be charged to and paid by ACC.
(b)	Expenses Incurred or Accrued After the Effective Time. Except as otherwise expressly set forth in this Agreement or any Related Agreement, or as otherwise agreed to in writing by the Parties, each Party hereto shall bear its own costs and expenses incurred or accrued after the Effective Time; provided, however, that any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a Party or its Subsidiary of any contracts, commitments or understandings in connection with the Separation and the transactions contemplated hereby shall be borne by the Party or its Subsidiary to which such contract, commitment or understanding is being assigned.

Section 13.3.   Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file)) in counterparts and by the different parties hereto in separate counterparts, each of which, when executed, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 13.4.   Notices. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient's time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient's time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier services, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.4):

If to HyperScale, to:

401 Ryland Street, Unit 200-A

Reno, NV 89502

If to ACC, to:

200 Union Street, Ste. 200

Lakewood, CO 80228

Section 13.5.   Public Announcements. Following the Effective Time, the parties hereto shall be permitted to make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media unless otherwise prohibited by Applicable Law or applicable stock exchange regulation or the provisions of this Agreement or any Related Agreement; provided, that the parties hereto shall consult with each other prior to issuing, and shall, subject to the requirements of Section 5.5, provide the other Party the opportunity to review and comment upon, press releases and other public statements in connection with the Separation, the Distribution or any of the other transactions contemplated hereby or by any Related Agreement and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto.

Notwithstanding the foregoing, except as may be required by federal or state law including any SEC rules and regulations or the rules and regulations of any securities exchange or any inter-dealer quotation system, neither Party shall (i) issue any publicity or press release regarding its relationship with the other Party except as mutually agreed, or (ii) disclose or refer to any Related Agreement or the other Party in any prospectus, annual report or other filing, without the prior consent of the other party. Neither Party shall refer to this Agreement or the other Party in the solicitation of business without obtaining the other party's prior written approval.

Section 13.6.   Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

Section 13.7.   Entire Agreement. This Agreement and the Related Agreements, including the exhibits, schedules, and appendices thereto and together with all the agreements contemplated hereby and thereby (including the Implementation Documents), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

Section 13.8.   Amendment: No Waiver. The terms, covenants, and conditions of this Agreement may be amended, modified, or waived only by a written instrument signed by the parties hereto or in the event of a waiver, by the Party waiving such compliance. Any party's failure at any time to require the performance of any provision will not affect that party's right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

Section 13.9.   Assignment: Stockholding Change. ACC may not assign its rights or obligations under this Agreement without the prior written consent of HyperScale, which may be withheld in its absolute discretion. The rights of ACC under this Agreement shall terminate and be of no further force and effect from and after the date on which any Stockholding Change not specifically approved in writing by HyperScale shall have occurred (it being understood that ACC's obligations hereunder shall survive any such Stockholding Change and termination of the ACC Entities' rights). HyperScale may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of ACC, provided that any such assignment will not relieve HyperScale of its obligations hereunder. This Agreement will be binding on, and will inure to the benefit of, the successors and assigns of the parties.

Section 13.10. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any HyperScale Indemnified Party or ACC Indemnified Party in their respective capacities as such and members of each party's Group, (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder and (b) there are no third-Party beneficiaries of this Agreement and this Agreement shall not provide any other Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 13.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.12. Interpretation. In this Agreement:

(a)	"include," "includes," and "including" are inclusive and mean, respectively, "include without limitation," "includes without limitation," and "including without limitation,"
(b)	"or" is disjunctive but not necessarily exclusive,
(c)	"will" expresses an imperative, an obligation, and a requirement,
(d)	numbered "Section" references refer to sections of this Agreement unless otherwise specified,
(e)	section headings are for convenience only and will have no interpretive value,

(f)	unless otherwise indicated all references to a number of days will mean calendar (and not business) days and all references to months or years will mean calendar months or years,
(g)	references to $ or Dollars will mean U.S. Dollars, and
(h)	hereof," "herein" and "herewith" and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 13.13. Fair Construction. This Agreement will be deemed to be the joint work product of the parties hereto without regard to the identity of the draft person, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

Section 13.14. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The parties hereto agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 13.15. Good Faith. HyperScale and ACC each will exercise Good Faith in the performance of its obligations under this Agreement.

Section 13.16. Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

Section 13.17. Payment Terms.

(a)	Except as expressly provided to the contrary in this Agreement or in any Related Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within fifteen (15) days after the presentation of an invoice or a written demand therefor. Upon ACC's request, HyperScale shall provide ACC with reasonable documentation or other reasonable explanation supporting such amount to the extent such Information is then readily available to HyperScale.
(b)	Except as expressly provided to the contrary in this Agreement or in any Related Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within fifteen (15) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the prime rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 13.18. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations, and warranties contained in this Agreement, and the Liabilities for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect.

Section 13.19. Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the respective Parties.

Section 13.20. No Agency. Nothing in this Agreement shall or shall be construed to create or establish a relationship of agency, partnership, employer/employee or any other fiduciary relationship between any HyperScale Entity and any ACC Entity, and it is the intent and desire of the parties hereto that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HYPERSCALE NEXUS HOLDING CORPORATION

HYPERSCALE NEXUS MERGER SUB, INC.

By:
Name:	Greg Forrest
Title:	CEO

AMERICAN CANNABIS COMPANY, INC.

By:
Name:	Ellis Smith
Title:	CEO, CFO

[Signature Page to Separation and Distribution Agreement]

Schedule A. ACC Assets

1)	Real Property, including the following leases:
a.	1004 S. Tejon Street, Colorado Springs, CO 80903
b.	2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909
c.	5870 Lehman Drive, Suite 200, Colorado Springs, CO 80918
d.	2611 Durango Drive, CO Springs, CO 80918
e.	Accommodation for office space, located at 200 Union St., Suite 200, Lakewood, CO 80228.
2)	All Accounts Receivable and Advances from Clients
3)	Inventory including:
a.	Raw materials – soil.
b.	Work in progress – cannabis and soil.
c.	Finished goods – soil.
d.	Finished goods – cannabis.
4)	Property and Equipment including:
a.	Office equipment
b.	Software
c.	Furniture and fixtures
d.	Machinery and equipment
e.	Property and equipment, net.
5)	Intangible Assets including:
a.	Brand
b.	All cannabis licenses.
c.	Patents and patent applications.
6)	Cash and cash equivalents.
7)	Accounts receivable.
8)	Deposits.
9)	Prepaid Expenses and Other Current Assets.
10)	Goodwill

Schedule B. ACC Liabilities

1)	Accrued interest, accrued payroll, sales tax, corporate tax, and other accrued expenses and payables.
2)	Stock payable.
3)	Operating leases include:
a.	1004 S. Tejon Street, Colorado Springs, CO 80903
b.	2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909
c.	5870 Lehman Drive, Suite 200, Colorado Springs, CO 80918
d.	2611 Durango Drive, CO Springs, CO 80918
e.	Accommodation for office space, located at 200 Union St., Suite 200, Lakewood, CO 80228.
4)	Loans payable include:
a.	April 30, 2021; Naturaleaf, as amended.
b.	Promissory Notes: Ellis Smith November 22, 2022; February 14, 2023.
5)	Litigation settlement: Turoff vs. American Cannabis Company, Terry Buffalo, Ellis Smith; Case Number 2019CV34380; Denver District Court.

Schedule C. HyperScale Assets

1)	Memorandums of Understanding include:
a.	Silicon Tech Park.
b.	xFusion Digital Technologies, Inc.
c.	Singularity Net.
d.	Vast Data, UK Ltd.

Schedule D. ACC Litigation Matters

1)	Turoff vs. American Cannabis Company, Terry Buffalo, Ellis Smith; Case Number 2019CV34380; Denver District Court.

Schedule E. Excluded Mixed Contracts

1)	None

Schedule F. Transferred Entities

1)	American Cannabis Company, Inc.
2)	Hollister & Blacksmith, Inc.